EXHIBIT 99.1


MILACRON
MANUFACTURING TECHNOLOGIES                                          NEWS RELEASE




                     MILACRON APPOINTS THREE NEW DIRECTORS



CINCINNATI, Ohio - August 2, 2004...Milacron Inc. (NYSE: MZ) today announced the appointments of Mark L. Segal, Duane K. Stullich and Larry D. Yost to the company's board of directors. They fill the seats vacated by recently retired directors Harry A. Hammerly, James E. Perrella and Joseph A. Pichler.

"On behalf of the entire company, we deeply appreciate the loyal commitment and many contributions Harry Hammerly, Jim Perrella and Joe Pichler made to Milacron over the years," said Ronald D. Brown, chairman, president and chief executive officer. "We are grateful for the integrity and counsel they provided during their tenure.

"We are also pleased to have Mark Segal, Duane Stullich and Larry Yost join us as new directors," said Brown. "They bring with them extensive and diverse business expertise to help provide guidance to the company for years to come."

Mark Segal, 40, is chief financial officer of Spin Master Ltd., an international designer, developer, manufacturer and marketer of consumer products for children, based in Toronto, Ontario, Canada.

Duane Stullich, 35, is managing director of Los Angeles-based FocalPoint Partners LLC, an independent investment bank.

Larry Yost, 66, is the retiring chairman and chief executive officer of ArvinMeritor Inc., a premier global automotive supplier, based in Troy, Michigan. He serves on the boards of directors of Kennametal Inc. and UNOVA Inc.

                             --------------------

First incorporated in 1884, Milacron is a leading global supplier of plastics-processing technologies and industrial fluids, with about 3,500 employees and major manufacturing facilities in North America, Europe and Asia. For further information, visit www.milacron.com or call the toll-free investor line: 800-909-MILA (800-909-6452).

CONTACT:  AL BEAUPRE  513-487-5918



                                   - end -